Exhibit 99

ZBB Energy Corporation Reports Second Quarter Fiscal Year 2014
Net Loss Improvement of $924,488

Backlog Increases to $8.8 million

MILWAUKEE, WI – (Marketwire – Feb. 13, 2014) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced its financial results for its second fiscal quarter ended December 31, 2013.

Second Quarter Highlights

During the second quarter of fiscal year 2014, the Company’s major accomplishments included:

●
Signed a joint development agreement with Lotte Chemical to design and develop a 500 kWh battery and granted a non-exclusive license for Lotte to sell ZBB’s zinc-bromide continuous flow battery outside of the United States and China.

●	Completed the installation of a 300 kWh ZBB EnerStore® advanced flow battery at a location in southern California to demonstrate the combined value of solar power and energy storage.

●	The NYSE MKT accepted the Company’s compliance plan and granted the Company an extension until April 15, 2015 to regain compliance with the minimum stockholders' equity continued listing standards.

●
Crosspoint Kinetics (http://crosspointkinetics.com), a subsidiary of Cummins Crosspoint, announced the commercial launch of its S3000 hybrid system for buses and trucks.  ZBB Energy designs and manufactures the S3000 controller, the heart of the S3000 hybrid system.

●	Received a follow-on order for several Multiple Input Power Supplies (MIPS), a product augmentation to ZBB’s EnerSection®.

“The signing of our new collaboration agreement with Lotte Chemical represents a significant achievement in the quarter. In addition to expanding our non-exclusive license to Lotte to sell our zinc-bromide flow battery outside of the United States and China, we are designing a new 500 kWh battery for Lotte, which will significantly increase energy density and system efficiency while achieving substantial cost reduction,” said Eric C. Apfelbach, President and Chief Executive Officer. “Our Partnership with Lotte has enabled us to stay on the leading edge of flow battery product capability and expand our global reach while minimizing the financial burden. We will continue our effort to add synergistic partners this year that would help accelerate growth.”

“We believe our global supply chain, manufacturing and market channels will give ZBB a compelling advantage as the grid storage markets ramp,” continued Mr. Apfelbach. “Our strong position should also make us competitive in the upcoming multi-billion dollar bids related to the energy storage proposals being issued by utility regulators, including California, the Long Island Power Authority (LIPA), Province of Ontario and South Korea.”

“Markets are emerging for low-cost devices capable of integrating and managing AC and/or DC inputs and outputs from multiple renewable and conventional energy sources. We see evidence that our ability to rapidly engineer power electronics that solve key customer needs is giving us opportunities for our intelligent voltage regulation and EnerSection type devices. As the need for products for smart grid and smart buildings segments accelerate, we will continue to introduce leading edge solutions.”

Financial results for the three months ended December 31, 2013 as compared to the three months ended December 31, 2012 included:

●	Product sales decreased 72% to $761,456 from $2,748,007.
●	Engineering and development revenues increased from $0 to $200,000.
●	Product sales gross profit of $206,998 compared to $482,801 in the prior year quarter.
●	Net loss improved to $2,158,969 compared to $3,083,457. The decrease in net loss is due primarily to lower advanced engineering and development and general and administrative expenses.
●	Loss per share improved to ($0.13) from ($0.20).

Financial results for the six month period ending December 31, 2013 compared to the six months ended December 31, 2012:

●	Product sales decreased 58% to $1,830,578 from $4,353,145.
●	Engineering and development revenues decreased 8% to $200,000 from $218,183.
●	Product sales gross profit of $678,720 compared to $595,547 in the prior year period.
●	Net loss improved to $4,755,760 compared to $5,966,247. The decrease in net loss is due primarily to lower advanced engineering and development and general and administrative expenses.
●	Loss per share improved to ($0.27) from ($0.39).

Financial Position

The Company’s backlog (including payments due under the Lotte R&D Agreement and Amended License Agreement) as of December 31, 2013 was $8.8 million. The Company ended the second quarter of fiscal 2014 with total assets of $10.9 million, including $600,502 in cash and $283,051 in accounts receivable. Anticipated collections in the third quarter of fiscal year 2014 associated with current backlog and current accounts receivable are anticipated to be approximately $3.5 million. The current rate of cash consumed by operating expenses is approximately $1,000,000 per month.

The Company believes that cash and cash equivalents on hand at December 31, 2013, expected collections on the Lotte R&D Agreement and Amended License Agreement, and other potential sources of cash, will be sufficient to fund current operations through the end of fiscal year 2014.  However, unexpected delays in payments could cause short-term gaps in cash for funding operations.  Accordingly, the Company is actively seeking funding alternatives including conventional lines of credit, sale of property and other short-term funding sources to provide appropriate cash availability in case of unforeseen cash receipt delays.

In addition to the short-term cash funding alternatives, the Company continues to aggressively pursue additional sales orders and other sources of funding, including expansion of contract engineering and development programs through strategic partners.  The Company is currently in active discussions with several parties regarding potential strategic partnership and/or license and development transactions.

“I expect our order flow to remain very uneven in the near-term as we continue to roll out our go-to-customer strategy.  Meanwhile, we will continue to work with our partners, including Cummins Crosspoint and those based in China and South Korea, to obtain additional orders and bid for additional projects. We will also continue to aggressively pursue additional strategic partner transactions with the goals of securing required funding and expanding our channel opportunities,” Mr. Apfelbach concluded.

Conference call – February 13, 2014 – 4:30 p.m. Eastern Time (3:30 p.m. CT)

The Company will hold a conference call on Thursday, February 13, 2014 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss results for its second fiscal quarter ended December 31, 2013. To participate in the call, please dial 1-888-427-9411 for domestic callers and-1-719-325-2452 for international callers. The participant passcode is 6053629.

The call will be available for replay at 1-888-203-1112 for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 6053629. The conference call will also be available for replay via the investor relations section of the Company’s website at www.zbbenergy.com.

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets

	December 31, 2013
	(Unaudited)	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$600,502	$1,096,621
Restricted cash on deposit	69,356	60,000
Accounts receivable, net	283,051	446,925
Inventories	2,125,497	2,459,776
Prepaid expenses and other current assets	154,747	224,542
Refundable income tax credit	52,264	137,228
Total current assets	3,285,417	4,425,092
Long-term assets:
Property, plant and equipment, net	4,685,405	5,179,707
Investment in investee company	2,055,639	2,304,122
Intangible assets, net	42,028	411,073
Goodwill	803,079	803,079
Total assets	$10,871,568	$13,123,073

Liabilities and Equity
Current liabilities:
Bank loans and notes payable	$990,778	$885,786
Accounts payable	732,228	570,932
Accrued expenses	940,358	785,532
Customer deposits	1,715,759	2,194,262
Accrued compensation and benefits	142,766	164,437
Total current liabilities	4,521,889	4,600,949
Long-term liabilities:
Bank loans and notes payable	2,221,859	2,395,802
Total liabilities	6,743,748	6,996,751

Equity
Series B redeemable convertible preferred stock ($0.01 par value,
$1,000 face value) 10,000,000 authorized, 3,000 and 0 shares issued and outstanding, preference in liquidation of $6,077,499 as of December 31, 2013	30	-
Common stock ($0.01 par value); 150,000,000 authorized,
17,730,216 and 17,707,341 shares issued and outstanding as of December 31, 2013 and June 30, 2013 respectively	885,617	885,389
Additional paid-in capital	88,472,855	85,464,055
Accumulated deficit	(85,688,584)	(80,932,824)
Accumulated other comprehensive loss	(1,597,737)	(1,594,418)
Total ZBB Energy Corporation Equity	2,072,181	3,822,202
Noncontrolling interest	2,055,639	2,304,120
Total equity	4,127,820	6,126,322
Total liabilities and equity	$10,871,568	$13,123,073

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Operations

	Three months ended December 31,		Six months ended December 31,
	2013	2012	2013	2012
Revenues
Product sales	$761,456	$2,748,007	$1,830,578	$4,353,145
Engineering and development	200,000	-	200,000	218,183
Total Revenues	961,456	2,748,007	2,030,578	4,571,328

Costs and Expenses
Cost of product sales	554,458	2,265,206	1,151,858	3,757,598
Cost of engineering and development	43,636	-	43,636	45,065
Advanced engineering and development	1,094,892	1,375,800	2,304,729	2,535,539
Selling, general, and administrative	1,068,004	1,610,422	2,553,495	3,291,974
Depreciation and amortization	343,179	342,650	685,759	683,282
Total Costs and Expenses	3,104,169	5,594,078	6,739,477	10,313,458

Loss from Operations	(2,142,713)	(2,846,071)	(4,708,899)	(5,742,130)

Other Income (Expense)
Equity in loss of investee company	(130,590)	(456,632)	(248,482)	(533,113)
Interest income	1,000	594	1,509	983
Interest expense	(45,777)	(45,647)	(97,515)	(93,210)
Other income (expense)	-	-	896	-
Total Other Income (Expense)	(175,367)	(501,685)	(343,592)	(625,340)

Loss before provision (benefit) for Income Taxes	(2,318,080)	(3,347,756)	(5,052,491)	(6,367,470)

Provision (benefit) for Income Taxes	(28,521)	(74,151)	(48,250)	(74,151)
Net loss	(2,289,559)	(3,273,605)	(5,004,242)	(6,293,319)
Net loss attributable to noncontrolling interest	130,590	190,148	248,482	327,072
Net Loss Attributable to ZBB Energy Corporation	(2,158,969)	(3,083,457)	(4,755,760)	(5,966,247)
Preferred Stock Dividend	(75,000)	-	(77,499)	-
Net Loss Attributable to Common Shareholders	$(2,233,969)	$(3,083,457)	$(4,833,259)	$(5,966,247)

Net Loss per share
Basic and diluted	$(0.13)	$(0.20)	$(0.27)	$(0.39)

Weighted average shares-basic and diluted	17,709,413	15,513,707	17,708,422	15,488,754

ZBB Energy Corporation
Condensed Consolidated Statements of Cash Flows

	Six months ended December 31,
	2013	2012
Cash flows from operating activities
Net loss	$(5,004,242)	$(6,293,319)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	421,760	314,441
Amortization of intangible assets	369,045	369,021
Stock-based compensation	106,024	413,610
Equity in loss of investee company	248,482	533,113
Amortization of discounts and debt issuance costs on notes payable	14,566	-
Changes in assets and liabilities
Accounts receivable	163,874	(690,922)
Inventories	446,780	67,723
Prepaids and other current assets	55,229	(712,359)
Refundable income taxes	84,964	(79,847)
Accounts payable	161,296	(562,705)
Accrued compensation and benefits	(21,671)	(203,529)
Accrued expenses	199,411	(69,222)
Customer deposits	(478,503)	286,957
Net cash used in operating activities	(3,232,985)	(6,627,038)
Cash flows from investing activities
Expenditures for property and equipment	(39,956)	(91,690)
Investment in investee company	-	-
Deposits of restricted cash	(9,356)	(310,000)
Net cash used in investing activities	(49,312)	(401,690)
Cash flows from financing activities
Repayments of bank loans and notes payable	(113,035)	(283,495)
Proceeds from issuance of preferred stock and warrants	3,000,000	-
Preferred stock issuance costs	(96,967)	-
Proceeds from issuance of common stock	-	1,744,688
Common stock issuance costs	-	(143,009)
Proceeds from noncontrolling interest	-	5,500
Net cash provided by financing activities	2,789,998	1,323,684
Effect of exchange rate changes on cash and cash equivalents	(3,820)	627
Net decrease in cash and cash equivalents	(496,119)	(5,704,417)
Cash and cash equivalents - beginning of period	1,096,621	7,823,217

Cash and cash equivalents - end of period	$600,502	$2,118,800

Cash paid for interest	$95,606	$93,210
Cash received from foreign income tax credit	133,996	-
Assets held for lease transferred to inventory	112,500	-

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices, engineering and development, and production facilities are located in Menomonee Falls, WI, USA with a research facility also located in Perth, Western Australia. ZBB is in a joint venture with Meineng Energy, a $1 billion provider of leading-edge energy storage systems and solutions to the greater China market. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051